Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Vince Estrada, VISICU
Senior Vice President and Chief Financial Officer
(410) 843-4530, vestrada@visicu.com
VISICU Reports Second Quarter Results
Delivers Strong Revenue and Earnings Growth
Baltimore, Maryland – July 27, 2006 – VISICU, Inc. (Nasdaq: EICU), a healthcare information technology and clinical solutions company focused on transforming the delivery of hospital-based critical care, today announced financial results for the second quarter of 2006. The company reported significantly higher revenue and operating income for the second quarter over the same quarter from the prior year:
-	Revenue for the second quarter was $7.5 million, an 80% increase over the same quarter last year. Revenue for the six months ended June 30, 2006 was $14.2 million, an 85% increase over the same period last year.

-	Adjusted operating income for the second quarter increased to $1.8 million, resulting in a 24% adjusted operating margin, from an adjusted operating loss of $(396,000) for the same quarter last year. Adjusted operating income (loss) and adjusted operating margin exclude non-cash stock-based compensation expense included in the GAAP results.

-	GAAP operating income for the second quarter increased to $1.1 million, resulting in a 15% operating margin, from a GAAP operating loss of $(574,000) for the same quarter last year. GAAP operating income includes non-cash stock-based compensation expense of $658,000 and $178,000 in the second quarter of 2006 and 2005, respectively.

-	Net income for the second quarter increased to $1.2 million, or $0.04 per diluted share, from a net loss of $(504,000), or $(0.15) per diluted share, for the same quarter last year.

-	Total revenue backlog at the end of the second quarter amounted to $73.4 million, a year-to-date increase of $3.2 million over December 31, 2005.

-	In April 2006, the company completed an initial public offering of 6.9 million shares at a price to the public of $16 per share. VISICU received net cash proceeds of approximately $102.7 million from the offering.
“I am pleased with our financial results and the completion of our initial public offering in the second quarter,” said Frank Sample, Chairman and CEO of VISICU. “Our goal is to build upon our leadership position as a provider of innovative healthcare information technology and clinical solutions that transform the delivery of care to the highest acuity patients in the hospital. The combination of our solutions, our employees and the resources provided from the IPO positions us well to increase our commitment and support to our customers as they transform the delivery of care.”

“We are also pleased with the aggressive expansion of the eICU Program within our customer base and believe that it is strong validation of market acceptance. For example, through the six months ended June 30, 2006, our customers have increased the number of beds being monitored by our eICU Program by 30%, enabling them to deliver the very best in intensive care to a significant number of additional patients,” added Mr. Sample.
Conference Call Information
A conference call and audio webcast will be held today, Thursday, July, 27, 2006 at 4:30 p.m. EDT. Participants can access the call by dialing 719-457-2626 or access the audio webcast through the company’s website at www.VISICU.com under the Company/Investor Relations section. A replay of the call will be available approximately three hours after the call has ended and will be available until 11:59 p.m. (EDT) on Thursday, August 3, 2006. To access the replay, dial 719-457-0820 and enter the conference passcode number: 3994963. A replay will also be archived online on the company’s corporate website at www.VISICU.com.
About VISICU, Inc.
VISICU, Inc. is a healthcare information technology and clinical solutions company transforming the delivery of critical care through its eICU Program. The eICU Program restructures the practice of critical care by using remote monitoring technology to allow systems to centralize scarce critical care trained staff to improve coverage and to allow intervention to prevent or manage crises. For more information, visit www.VISICU.com. VISICU® and eICU® are registered trademarks of VISICU, Inc. All rights reserved. visicu-f
Safe Harbor Statement
This release contains forward-looking statements that are made pursuant to the provisions of Section 21E of the Securities and Exchange Act of 1934, as amended. These forward-looking statements involve a number of risks and uncertainties. Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements. It is important to note that the company’s performance, and actual results, financial condition or business could differ materially from those expressed in the forward-looking statements. The words “outlook”, “positions us”, “guidance”, “expects”, “estimates”, “intends”, “plans”, “projects”, “anticipates”, “believes” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: market acceptance of the company’s principal product offering and any new product releases, the performance and reliability of our products and services, the company’s ability to attract and retain new customers, renewal rates of the company’s existing customers, financial and budget constraints of hospitals, changes in the company’s or competitors’ pricing practices, quarterly operating results may vary, stock price may be volatile, changes in the healthcare industry, the introduction or availability of competing products or services and other competitive factors, changes in the government regulation of our products and services, and the possibility of unfavorable outcomes in regulatory and legal proceedings relating to VISICU’s patent that are pending currently or that could be initiated in the future. Additional discussion of these and other factors affecting the company’s business is contained in the company’s periodic filings with the Securities and Exchange Commission. The company undertakes no obligation to update forward-looking statements to reflect changed assumptions the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
Use of Non-GAAP Financial Measures
Adjusted operating income (loss) and adjusted operating margins as described in this release and in the attached financial statement tables are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP operating income (loss) and operating margins. Management believes the non- GAAP results provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core results and provides for consistency in financial reporting. Management provides these non-GAAP financial measures because it believes they provide greater transparency with respect to supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP measures are provided to enhance investor’s overall understanding of the company’s current financial performance and the company’s future prospects. For the reconciliation of adjusted operating income (loss) and operating margins to GAAP, please refer to the information included in the attached tables of this press release.

Visicu, Inc.
Condensed Statements of Operations
(In thousands except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2006	2005	2006

Revenues	$4,193	$7,529	$7,688	$14,198

Direct cost of revenues	877	1,438	1,632	2,841

Gross profit	3,316	6,091	6,056	11,357

Operating expenses	3,890	4,975	7,688	9,789

Income (loss) from operations	(574)	1,116	(1,632)	1,568

Interest income	75	1,185	118	1,325
Interest expense	(4)	(2)	(8)	(4)

Income (loss) before income taxes	(503)	2,299	(1,522)	2,889

Income tax expense	1	1,056	2	1,332

Net income (loss)	(504)	1,243	(1,524)	1,557

Accretion of preferred stock	—	—	(354)	—

Net income (loss) attributable to common stockholders	$(504)	$1,243	$(1,878)	$1,557

Net income (loss) attributable to common stockholders per share:
Basic	$(0.15)	$0.04	$(0.54)	$0.09
Diluted	$(0.15)	$0.04	$(0.54)	$0.05

Weighted average shares outstanding used in computing per share amounts:

Basic	3,474	29,080	3,452	17,305

Diluted	3,474	33,844	3,452	30,799

Visicu, Inc.
Reconciliation Between GAAP and Adjusted Operating Income (Loss)
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2005	2006

Income (loss) from operations	$(574)	$1,116

Non-cash stock-based compensation	178	658

Adjusted income (loss) from operations	$(396)	$1,774

Visicu, Inc.
Reconciliation Between GAAP and Adjusted Operating Income (Loss)
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2005	2006

Income (loss) from operations	$(1,632)	$1,568

Non-cash stock-based compensation	301	1,229

Adjusted income (loss) from operations	$(1,331)	$2,797

Visicu, Inc.
Condensed Balance Sheets
(In thousands)

	December 31,	June 30,
	2005	2006
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,379	$99,114
Marketable securities	—	19,014
Accounts receivable	8,971	7,139
Prepaid expenses and other current assets	527	726
Deferred tax assets	9,300	8,561

Total current assets	30,177	134,554

Property and equipment, net	1,780	1,610
Deferred contract costs	4,538	4,737
Deferred tax assets	6,604	6,604
Other assets	1,601	538

Total assets	$44,700	$148,043

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$1,950	$1,198
Accrued compensation and related costs	1,478	1,140
Deferred revenue	23,516	26,051
Other current liabilities	25	26

Total current liabilities	26,969	28,415

Other long-term liabilities	575	601
Deferred revenue	24,097	21,746

Total liabilities	51,641	50,762

Stockholders’ equity (deficit)	(6,941)	97,281

Total liabilities and stockholders’ equity (deficit)	$44,700	$148,043

Visicu, Inc.
Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2005	2006

Net income (loss)	$(1,524)	$1,557

Adjustments to reconcile net income (loss) to net cash provided by operating activities	670	2,336

Changes in operating assets and liabilities	6,454	1,495

Net cash provided by operating activities	5,600	5,388

Net cash used in investing activities	(410)	(19,266)

Net cash provided by financing activities	311	101,613

Net increase in cash and cash equivalents	5,501	87,735

Cash and cash equivalents at beginning of period	8,639	11,379

Cash and cash equivalents at end of period	$14,140	$99,114

Contact Information: VISICU, Inc. Vincent E. Estrada, SVP and Chief Financial Officer (410) 843-4530, vestrada@visicu.com